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                                                                    EXHIBIT 99.1

Contact: F. Richard Nichol, Ph.D.               Robert R. Holmen
         CHAIRMAN OF THE BOARD                  VICE PRESIDENT & GENERAL COUNSEL
         PRESIDENT & CHIEF EXECUTIVE OFFICER

         Donna D. Slade
         ASSISTANT DIRECTOR, INVESTOR RELATIONS/PUBLIC RELATIONS
         COCENSYS, INC.
         949/753-6110 or 753-6122

                  COCENSYS, INC. ANNOUNCES REVERSE STOCK SPLIT

IRVINE, CALIFORNIA/PR NEWSWIRE/APRIL 12, 1999 - CoCensys, Inc. (Nasdaq: COCN) announced today that the Company's Board of Directors has approved a one-for-eight reverse split of the Company's Common Stock effective April 15, 1999. The stockholders previously approved this reverse split at a special meeting of stockholders held on January 27, 1999.

All holders of Common Stock will receive a new share of Common Stock for every eight shares of Common Stock held as of the effective date. The trading symbol for CoCensys will be COCND for the first twenty trading days after the reverse split takes effect. After the reverse split, CoCensys will have approximately
4.3 million shares of Common Stock outstanding. Registered stockholders as of the close of trading on the effective date will receive written notice regarding the procedure for exchanging their certificates.

"The Board of Directors and stockholders approving the reverse stock split recognize the importance of trading on the Nasdaq Stock Market," said F. Richard Nichol, Ph.D., Chairman of the Board, President and Chief Executive Officer. As previously reported, CoCensys faces the possible delisting of its stock from the Nasdaq National Market based on lack of compliance with Nasdaq's minimum bid price requirement of $1.00 per share. Nasdaq has scheduled a hearing for April 29, 1999, to consider the continued listing of CoCensys common stock.

CoCensys is a biopharmaceutical company that discovers and develops products for the treatment of neurological and psychiatric disorders. The Company's product development programs focus on novel small molecule compounds for the treatment of epilepsy, anxiety, Parkinson's and other neurodegenerative diseases, neuropathic pain, migraine, insomnia and stroke. CoCensys has development programs with the Wyeth-Ayerst Laboratories Division of American Home Products Corporation to develop analogs of naturally-occurring neuroactive compounds, "epalons," for the treatment of anxiety, with Parke-Davis Pharmaceutical Division of Warner-Lambert Company to identify and develop subtype-selective NMDA receptor antagonists for the treatment of a variety of neurological and psychiatric diseases, and with Senju Pharmaceutical and Parke-Davis for the exploration of ophthalmic indications of

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CoCensys' glutamate receptor antagonist compounds . More information about the
Company is available on its web site: http://www.cocensys.com.

This press release includes forward looking statements that involve a high degree of financial, technological, regulatory and competitive risks and uncertainties inherent to early stage biopharmaceutical companies. Those forward looking statements include the actions that Nasdaq may take with respect to investigation of trading, trading in and the listing of CoCensys common stock. Actual results may differ due to a number of factors, including the following:
Nasdaq rules, regulations and procedures may vary or be interpreted differently in the future; no assurances can be made that the minimum bid price for the Company's common stock will reach or exceed $1.00 per share or that the Company will continue to meet all other requirements to maintain listing of its common stock on the Nasdaq National Market; and such other factors as discussed in the Company's most recent Form 10-K and Form 10-Q.



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